Exhibit 99.1

Comstock Homebuilding Companies, Inc. continues effort to regain listing compliance with NASDAQ

RESTON, VA, September 2, 2009 – Comstock Homebuilding Companies (the “Company”) is scheduled to appear before a NASDAQ Stock Market (“NASDAQ”) Listing Qualifications Panel (the “Panel”) on September 23, 2009 to present its current plans to regain compliance and request time to implement its plans. Pursuant to the procedures set forth in the NASDAQ Marketplace Rule 4800 Series, the Company will be required to provide a plan to regain compliance with respect to all deficiencies at the September 23, 2009 hearing. Currently the Company is non-compliant in three areas: (i) the Minimum Bid Price Rule requires a closing bid price of $1.00 for a minimum of 10 consecutive days, (b) the Market Value of Publicly Held Shares (“MVPHS”) Rule requires an aggregate market value of publicly traded shares of $5 million or more for a minimum of 10 consecutive days, and (c) the Shareholder Equity Rule requires minimum shareholder equity of $10 million. Upon hearing the Company’s plan to regain compliance, there can be no assurance that the Panel will grant the Company’s request for continued listing. During the appeal process, the Company’s common stock will continue to trade on the NASDAQ Global Market.

As background, on August 11, 2008, the Company announced that it had received notice from NASDAQ stating that for 30 consecutive business days the Company’s common stock had not maintained a minimum market value of publicly held shares of $5 million for 10 consecutive trading days over the previous 30 consecutive trading days, and, as a result, did not comply with NASDAQ Marketplace Rule 5450(b)(1)(C) (the “Minimum Market Value Rule”). Therefore, in accordance with Marketplace Rule 5810(c)(3)(D), the Company was provided 90 calendar days, or until November 4, 2008, to regain compliance with the Minimum Market Value Rule. However, prior to November 4, 2008 NASDAQ suspended enforcement of the MVPHS requirement from October 16, 2008 through July 28, 2009. When the suspension of the Minimum Market Value Rule began, the Company had 20 calendar days remaining in its MVPHS compliance period. Therefore, upon NASDAQ’s reinstatement of the MVPHS requirement on August 3, 2009, the Company had 20 days, or until August 24, 2009 to regain compliance. At August 24, 2009, the Company had not regained compliance with the Rule 5810(c)(3)(D). Additionally, as previously announced, the Company is concurrently in the NASDAQ Hearings process for failing to maintain a $1.00 per share bid price (the Minimum Bid Price Rule). Furthermore, the Company reported stockholders’ equity of $425,000 in its Form 10-Q for the period ended June 30, 2009, below the minimum $10 million stockholder’s equity requirement set forth in NASDAQ Marketplace Rule 5450(b)(1)(A) (the “Minimum Shareholder Equity Rule”). The failure to regain compliance with any of the aforementioned NASDAQ Marketplace Rules during the compliance period serves as basis for delisting the Company’s securities.

At the close of the market on September 1, 2009, the Company has been in compliance with the $5,000,000 minimum MVPHS requirement for 7 of the required 10 consecutive trading days. The Company is continuing its efforts to regain compliance with all of the applicable NASDAQ Marketplace Rules and will present its plan for regaining compliance at the September 23, 2009 hearing before a NASDAQ Listing Qualifications Panel.

“We look forward to meeting with the NASDAQ Listing Qualifications Panel to present our plan for regaining compliance with all NASDAQ Marketplace Rules and to request an opportunity to implement the plan” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “Although we have not completed restructuring all of our debt, we have made significant progress in that regard and we continue to focus on completing this process and on stabilizing our business platform. We continue to work on developing solutions with our lenders that are aimed at potentially securing the Company’s ability to survive the economic downturn that is affecting the homebuilding industry. Additionally, there are signs that the market downturn is easing which gives us reason to be optimistic about the future.”

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded, diversified real estate development firm with a focus on a variety of affordably priced for-sale residential products. The company currently actively markets its products under the Comstock Homes brand in the Washington, D.C. metropolitan area. Comstock Homebuilding Companies Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent form 10-K, as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Jeff Dauer

703.883.1700

SOURCE: Comstock Homebuilding Companies, Inc.